EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT ("Agreement") is made as of May 3rd, 2010 by and between Eric J. Hoffman, a resident of Florida (the "Employee") and Iron Eagle Group, Inc. a Delaware corporation ("Iron Eagle" or the "Company"). Jointly referred to herein, Employee and Company are acknowledged to be (the "Parties"). Capitalized terms used in this Agreement have the meanings set forth within this Agreement.

WHEREAS, the Company is engaged in the business of acquisition of and management of construction and construction-related companies (the "Business").

WHEREAS, the Company desires to employ Employee and Employee desires to be employed by the Company upon the terms and conditions hereinafter set forth.

WHEREAS, this Agreement contains the entire understanding of employment with the Company and supersedes all discussions, proposals or prior agreements, written or oral, and all other communications relating to the subject matter hereinafter set forth.

WHEREAS, the provisions set out in this Agreement are to be interpreted fairly between Employee and Company and not in favor or against either party.

NOW, THEREFORE, in consideration of the mutual covenants and obligations contained herein, and intending to be legally bound, the parties, subject to the terms and conditions set forth herein, agree as follows:

1.         Confirmation and Description of Duties

This Agreement confirms that you are the Chief Financial Officer ("CFO") of Iron Eagle as of the May 3rd, 2010 (the "Start Date"). The Company's corporate office will be in New York, New York. Employee will be based at a satellite office located in Ormond Beach, Florida. After twelve months from Start Date, Employee may be requested to relocate to the Company's corporate office. If requested to move to the corporate office, Company will provide a market based relocation package that will be comparable to similarly situated companies. Employee acknowledges that Employee may be required to travel frequently. Employee duties of CFO will be comparable to those at similarly situated companies including, but not limited to being responsible for the accounting, financial, and risk management operations of the company, to include the development of a financial strategy, metrics tied to that strategy, and the ongoing development and monitoring of control systems designed to preserve company assets and report accurate financial results, including SEC reporting and Sarbanes Oxley compliance. Employee duties will also include, but not be limited to, capital raising, communicating with investors, identifying, conducting due diligence, and executing the acquisition of companies that fit Iron Eagle's business model and then managing the integration of those companies into Iron Eagle. (the duties outlined in the previous two sentences collectively shall be defined as "Employee's Duties"). Employee will report to the Chief Executive Officer of the Company ("CEO") and the Board of Directors of the Company ("Board"). In addition, Employee will also be responsible for such other duties that may be assigned to Employee from time to time by the CEO and the Board. As part of Employee stated duties, Employee agrees to meet quarterly (every three months) with the Board, either in person or by teleconference to review the Company's progress, direction, strategy and performance. Employee agrees to serve at the behest of the Board.

B. Employee agrees to devote all of Employee's business time, attention and energies to the performance of Employee's Duties with the Company. This does not however preclude Employee from engaging in managing Employee's own investments or engaging in any other specific activity, provided it does not interfere with Employee's Duties and that Employee discloses the specific activity to the Company and the Company approves to such activity, such approval shall not be unreasonably withheld. Employee represents that there is no prohibition that will prevent Employee now or in the future from working for Company as an employee.

C. Employee agrees to comply with all Company policies and procedures in effect as of the Start Date as well as any modifications or additions to those policies and procedures. This will include by way of example and those contained in an employee handbook or policy manual that is presently under development. Parties understand however, that if there is a conflict between any policy or procedure and any provision contained in this Agreement, the provisions contained in this Agreement shall prevail.

2.   Term

The employment arrangement outlined in this Agreement shall be for a two (2) years term beginning on the Start Date. Unless terminated in accordance with the terms set forth in this Agreement, Employee notifies the Company or the Company notifies Employee within three months of the second anniversary of the Start Date that one Party does not wish to renew the arrangements, the employment arrangements set forth in this Agreement shall renew themselves for successive one (1) year terms in perpetuity. As part of stated Term, Employee agrees to meet quarterly (every three months) with the Board, either in person or by teleconference to review the Company's progress, direction, strategy and performance. Employee agrees to serve at the behest of the Board.

3.   Termination

A.   By Company

Company will be able to terminate the arrangement contained in this Agreement with or without cause upon written notice. Termination without Cause requires three months advance written notice. Termination for Cause requires at least twenty (20) days advance written notice with Company specifying the substantial breach and the Employee has not cured the breach within that 20 day period. With respect to termination by Company, "Cause" means formally charged with or conviction or pleading no contest to any felony, use of Company property in connection with any form of pornography, sexual harassment, assault of any Company related individual, commission of embezzlement, fraud, substantial violation of any Company policy or procedure or substantial breach of the Provisions of this Agreement and such violation causes material damage to Company, financial or otherwise. Notwithstanding the foregoing, an allegation is sufficient to constitute Termination for Cause, as considered by the Board. Cause does not require an actual conviction.

B.   Termination by Employee

Employee may terminate Employee's relationship with Company as an employee with or without cause upon written notice. Termination without Good Reason requires two month written notice. With respect to termination by Employee, the term "Good Reason" means any substantial breach of the provisions in this Agreement by the Company, existence of a hostile work environment, or Employee's constructive termination prior to any actual termination. In the event of any breach for Good Reason, Employee will not be able to terminate until Employee has given the Company at least 60 days advance written notice specifying the substantial breach and the Company has not cured the breach within that 30 day period.

C.  Death or Disability Termination

Employment will automatically terminate in the event of Employee's death or Employee's Permanent Disability. For purposes of this Agreement, "Permanent Disability" shall mean Employee's inability to perform any of the significant aspects of Employee's job for a period of at least six months as well as satisfaction of the definition of total disability under the definition found in the Social Security laws as determined by a licensed physician. If there is ever any issue relating to Permanent Disability, Employee agrees upon the request of the Company to be examined by a licensed medical doctor selected by the Company within fifty (50) miles of Employee's residence. The determination of such professional shall be determinative if Employee has a Permanent Disability.

D.  Return of Property upon Termination

Following termination initiated by Employee or the Company whenever occurring, Employee agrees Employee will promptly return all Company owned or leased materials, supplies, and equipment in good condition, less normal wear and tear. Upon termination, Employee agrees Employee will promptly return all material affecting or relating to the business of Company that is or was in Employee's control. Upon termination, other than any accrued and unpaid compensation and reimbursement of expenses otherwise payable in accordance with the provisions of this Agreement, there will be no termination benefits other than what is described below.

4.  Termination Benefits

Upon termination by the Company without Cause, Employee will receive three (3) months of Base Salary. In addition, Employee shall receive any accrued and unpaid compensation salary and reimbursement of expenses otherwise payable in accordance with the provisions of this Agreement, and no other termination benefits.



5.   Compensation

Notwithstanding the anything else in the Agreement, Employee and Company agree that Employee's compensation and / or other benefits will accrue until either 1) the Company acquires a target company or companies with a combined 2009 EBITDA of $4.0 million or 2) the Company raises at least $10 million from investors. ("Closing"). The date of the acquisition is the "Closing Date".

Base Salary. The Company will pay Employee an annual gross base salary of $225,000.00 ("Base Salary") as defined below. The Company agrees to review Employee's salary at least annually as of each anniversary of the Start Date and make adjustments upwards as necessary to reflect increases in the cost of living as well as performance. The amount of any such increase if any; shall be at the sole discretion of the Board. Any actual payments of salary or bonuses made to Employee will be net of any governmental applicable taxes and fees that Company acting in good faith and its sole discretion determines need to be deducted from payments to Employee.

Cash Base Salary. The Company will pay Employee an annual gross base salary in cash of $125,000.00 ("Cash Base Salary") payable at least semi-monthly.

Equity Base Salary. The Company will pay Employee an annual gross base salary in equity of $100,000.00 ("Equity Base Salary"). This will be issued to Employee at least annually and will vest semi-monthly over the year.

B. Bonuses. At the sole discretion of the Board, Employee will be eligible to receive a cash and equity bonus of up to 100% of Base Salary each year. The relative percentage of cash and equity in the bonus will be similar to the cash and equity mix in the Base Compensation. The Bonuses will be based upon actual performance of the Company as determined by the Board. The timing, amount and payment terms of any such bonus if granted shall be at the sole discretion of the Board.

C. 	Options. The Board will create a Compensation Committee that will, in conjunction with the executive management, create an option package. The Compensation Committee will make annual stock option grant awards pursuant to Company policies and guidelines, based on Employee's service to the Company and overall Company performance criteria. The timing, amount and dispersal of the Options granted shall be at the sole discretion of the Board and based on Employee annual review.

6.   Personal Time Off, Holidays and Employee Benefits

A. Employee will receive a total of twenty (20) days off each year that includes vacation, personal time off and sick leave ("PTO") from Company. Any vacation shall be scheduled with the approval of the Chief Executive Officer. Employee will accrue PTO as Employee works, based on a pay period basis. Any unused PTO will accrue to a maximum of thirty
(30) days after which Employee will not accrue additional PTO until days are used. No more than ten (10) days PTO will carry over on an annual basis. Upon termination for any reason including non-renewal, all unused and accrued PTO allowable under the terms of the Agreement will be paid out at Employee's then prevailing salary. The Company will have ten (10) holidays to be agreed upon by the Board and Employee.

B. Employee shall be eligible to participate in any Company employee benefit or Company employee welfare plan as such terms are defined under the Employee Retirement and Income Security Act of 1974 as amended, as well as any stock option or stock purchase plan offered by the Company to employees provided Employee satisfies all of the applicable requirements in each respective program. Such employee benefits and employee welfare plans shall include medical, dental, vision, flexible spending accounts, life insurance and similar plans
the Company maintains from time to time.   Company will create an
employee benefits plan upon the Closing.

C. Company makes no representation or warranty that any employee benefit plan, any employee welfare plan, employee discount or any other employee benefit as in effect will not be modified or even continued in the future.

8.   Reimbursement of Expenses and Allowances

A. The Company will pay Employee $150.00 per month cell phone allowance. This allowance is in lieu of reimbursement for any cell phone telephone calls and any other cell phone related expense. Parties agree that excluding the $150.00, Employee will not be reimbursed for any cell phone related expense.

B. Employee will be responsible for obtaining a suitable computer and for internet access.

C. Excluding the items described in subparagraphs A to B, Employee will be reimbursed for all reasonable and appropriately substantiated business related out-of-pocket expenses incurred by Employee at the request of, and subject to the authorization of the Board. With respect to those expenses, Employee agrees that the per meal expense shall be limited to $15.00 for breakfast, $15.00 for lunch and $30.00 for dinner or a total per diem amount of $60.00 a day. Any expenses in excess of $1,500.00 will require advance written authorization of the CEO as a condition of reimbursement. In order to receive reimbursement, Employee will be required to submit an expense report that includes all receipts for expenses incurred over $50.00. Upon receipt of the expense report, Employee's expense reimbursement will be processed in accordance with the Company's normal accounting procedures as modified from time to time. Employee understands and agrees that Company is in "start-up" mode and all expenses must be kept to a minimum and Employee is solely responsible for any "upgrade" related to any expense.

9.   Modifications

No modification or alteration of any part of this Agreement will be effective unless it is made in writing and signed by Employee and the Chairman of the Board and approved by the Board. The provisions of this Agreement are binding on all assigns and successors in interest. Since employment involves personal services, we agree that neither party may assign their rights or obligations hereunder.

10.   Governing Law

All the provisions in this Agreement will be governed by and construed in accordance with the laws of the State of New York without giving any force or affect to any conflict of laws provisions.

11.   Dispute Resolution

A. Subject to the exceptions noted in this Paragraph, if Company and Employee are unable to resolve any dispute on their own, we agree to resolve the dispute in final and binding arbitration in front of one arbitrator expert in areas relating to the dispute from the Judicial Arbitration and Mediation Service ("JAMS") in accordance with their then current employment arbitration rules. The venue for the arbitration shall be New York City, New York.

B. Excluding any delay caused by JAMS, any arbitration contemplated must be completed within 90 days of the filing of the arbitration demand with JAMS. The arbitration hearing must be completed within a single day and the arbitrator must provide a written opinion specifying the reasons for the decision in writing within 10 business days of the arbitration hearing.

C. This provision is self executing and in the event that either party fails to appear at any properly noticed arbitration proceeding, an award may be entered against such party notwithstanding said failure to appear. Any arbitration award shall be enforceable by any court of competent jurisdiction.

D. Notwithstanding the foregoing, any claim relating to the validity of any Confidential Information or any other proprietary technology or intellectual property shall not be determined by arbitration, but only by a Federal District Court located in New York City, New York. We also agree that any breach of the obligations under this Agreement which relates to proprietary rights or Confidential Information or which is otherwise not subject to remedy by monetary damages that will cause irreparable harm will be entitled to injunctive relief in addition to all other remedies provided in this Agreement or available at law, in any court of competent jurisdiction.

E.   If Employee is the prevailing party, Company will reimburse
Employee for Employee's legal fees. Company will pay for the actual cost of arbitration.

F. Parties agree that any claim for arbitration must be submitted to arbitration within the earlier of 12 months of termination of the termination date of employment or 12 months from the date of discovery. Any claim submitted beyond this period, Parties agree is void.

G. Employee agrees that the provisions of this Paragraph will apply if Employee has any dispute with any current or former Company employee or board member relating directly or indirectly to Employee's employment with the Company.

H.   This Paragraph will survive termination of this Agreement.

12.   Confidentiality

A. Employee acknowledges the private and confidential nature of the Confidential Information Employee has already been exposed to and will be exposed to in the future.

B. For purposes of this Agreement, the term "Confidential Information" means business information of any kind of Company or any organization under common ownership or affiliated with Company. Confidential Information includes all Derivatives that were previously furnished or may be furnished to Employee in the future. Confidential Information may be furnished orally, visually, in writing, electronically, in
tangible or intangible form.   It includes but is not limited to
existing or potential patents, copyrights, trade secrets, proprietary information, business plans, financial information, techniques, schematics, blueprints, records, prototypes, sketches, drawings, models, inventions, know-how, processes, apparatus, equipment, algorithms, software programs, source documents, formulae, methods, data, descriptions relating to current, future, and proposed products and services, information concerning research, experimental work, development, design details, specifications, engineering, procurement requirements, purchasing, manufacturing, lists of current and potential customers, agents and suppliers, business forecasts, sales and merchandising, and marketing plans. Confidential Information of any third party who may disclose it to Company is also included in the basic definition. Confidential Information does not include information Employee legally knows at the time of disclosure, information that is publicly available, information that becomes available on a non-confidential basis from a person not known by it to be bound by a confidentiality agreement or who is not prohibited contractually or otherwise from transmitting the information.

C. The term "Derivative" referred to above means (a) for copyrightable or copyrighted material, any translation, abridgement, revision or other form in which an existing work may be recast, transformed or adapted; (b) for patentable or patented material, any improvement; and
(c) for material protected by trade secret, any new material derived there from, including new items protect-able under copyright, patent and/or trade secret laws.

D. Employee agrees that, without express written authorization from Company, Employee will not, either during or following the term of this arrangement, directly or indirectly, disclose to any person other than the authorized agents or employees of Company as the case may be with respect to the source of the Confidential Information or use or convey to another for use, any Confidential Information.

E. These confidentiality requirements including the payment of penalties shall survive termination of all of the provisions contained in this Agreement and continue in effect as long as any information remains Confidential Information.

13.  Proprietary Rights and Inventions

A. Employee will be providing Employee's services under the provisions of this Agreement on a "Work for Hire" basis. Company will have all rights of ownership in all deliverables all other works developed or resulting from services Employee has already provided to Company or will provide to Company in the future provided the underlying intellectual property relates directly or indirectly to the Company. This includes by way of example and not limitation any creation that can be characterized as something that can be protected by a patent, a copyright, a trademark or a trade secret. We acknowledge that customer lists and customer prospects developed for the Company as well as the formula or methodology would be trade secrets of the Company. Employee will assign Employee's worldwide right, title and interest in and to any and all creations, deliverables, modifications, enhancements, improvements, and derivative works to the Company or its assignee. If any rights are not assignable for any reason, then Employee agrees to grant the Company or its assignee a worldwide, perpetual, unrestricted, royalty-free, fully paid up, exclusive license, including the right to grant and authorize sublicenses, under all patent rights, copyrights, trade secrets and other intellectual property rights in or to the non-assignable subject matter to make, have made, use, sell, offer for sale, and import any and all products, services or components; practice any method or process; copy, modify, have modified, create and have created derivative works of the non-assignable subject matter; publicly display and distribute the non-assignable subject matter and any modifications or derivative works thereof; and otherwise exploit the non-assignable subject matter for any and all purposes. This Article will survive termination.

B. In connection with the services Employee will provide to Company Employee agrees not use the Confidential Information of any third party without their written consent.

C. To the extent Company seeks to protect any intellectual property by obtaining, patents, copyrights, trademarks, service mark protection or simply protecting intellectual property as a trade secret, Employee agrees to fully cooperate with Company and its agents even if Employee is no longer employed by Company.

14. Insurance. Upon the Closing, Company will provide directors and officer's liability insurance coverage for Employee acting in his capacity as an officer of the Company and/or any of its Affiliates. Such insurance shall be at least similar or more protective of Employee compared to companies that are similarly situated to the Company. Upon the Closing, the CFO is authorized, by the Company and Employee, and potentially may endeavor to cause Company to take out a "Key Man" insurance policy on Employee and other senior management executives.

15.  Restrictions of Competitive Activities

A. Non-Competition Covenant. Employee agrees that during employment with the Company and for the period of eighteen (18) months following the date of this Agreement, and twelve (12) months following cessation of employment for any reason, whichever is later, Employee will not compete with the Company by performing activities of the type performed by Employee while at the Company. This includes, but is not limited to working in the commercial construction industry or federal construction contracting industries. Likewise, Employee will not perform activities of the type which in the ordinary course of business would involve the utilization of Confidential Information or trade secrets.

B. Non-Solicitation Covenant. Parties agree that Company and Company employees, consultants, clients, customers and vendors are valuable assets and are difficult to replace. While the provisions of this Agreement are in effect and for a period of thirty-six (36) months after termination, Employee agrees that Employee will not directly or indirectly solicit services or employment or in any manner persuade any employees, consultants, vendors or customers of Company or its parent company from discontinuing that person or entity's relationship with the Company as an employee, contractor, vendor or customer.

C. Ownership of Competitive Businesses. Notwithstanding the foregoing, Employee may own, directly or in directly, solely as an investment, up to five percent (5%) of any class of Publicly Traded Securities of any person or entity which owns a competitive business. For the purposes of this Agreement, the term "Publicly Traded Securities" shall mean securities that are traded on a national securities exchange or listed on the National Association of Securities Dealers Automated Quotation System.

D. Non-disparagement. The Parties acknowledge the importance of maintaining the privacy of Company and all individuals who have, will have or have had any relationship with such organizations as a current or former employee, independent contractor, officer or director or manager of such entities (the "Privacy Group"). For a period of sixty
(60) months after Termination, Employee will not disparage the Privacy Group in connection with interviews, books and articles appearing in media, or participation on a reality television show where any details other than the length of Employee's employment and job title are discussed. Employee agrees to pay all actual damages as well as all related costs Company may incur without limitation in connection with any investigation related to Employee's violation of this provision if Employee violates this provision of this Agreement. Moreover, Parties agree that the limitations and restrictions contained in this subparagraph are part of the bargained for exchange and are reflected in the consideration of the Parties under this Agreement.

E.   This Paragraph will survive termination of this Agreement.

16.  Severability

If a court or arbitrator finds any provision of this Agreement unenforceable, the remainder of the Agreement will be unimpaired. Any unenforceable provisions determined after all appeals are completed, will he replaced by a mutually acceptable provision that comes closest to the intention at the time the original provision was agreed upon.

17.   Waiver

Failure at any time to require strict performance will not waive or diminish rights thereafter to demand strict compliance. Waiver of any default will not waive any other or similar default.



18.  Notice

Any notice given under this Agreement shall be in writing and delivered personally. Written notice shall be sent via next-day delivery or facsimile and by registered or certified mail, postage prepaid, return receipt requested. All notices shall be effective when first received at the following addresses except that any notice of change of address will be deemed effective only upon receipt by the party to whom it is directed:

If to Company:

Mr. Jason M. Shapiro
Iron Eagle Group, Inc.
448 West 37th Street, Suite 9G
New York, NY 10018

If to Employee:

Mr. Eric J. Hoffman
971 Stone Lake Drive
Ormond Beach, FL, 32174

19.  Facsimiles and Counterparts

Facsimile signatures will be treated as original signatures. Employee and Company acknowledge that there may be two or more executed copies of this Agreement. Accordingly, Employee and Company each agree to treat each such copy as if it were the sole original.
The undersigned on behalf of themselves or on behalf of the party represent agree to all of the terms and conditions set out in this Agreement of eleven (11) pages including this acknowledgement pages.
In the case of a representative party, they acknowledge they are authorized to execute this Agreement and bind their party. The undersigned acknowledge that they have had an opportunity to review the contents of this Agreement and discuss any questions they may have.
The undersigned further represent that they are signing below voluntarily.

IN WITNESS WHEREOF, the parties have the authority and have caused this Agreement to be executed as of the day and year first written above.

By:  /s/Eric J. Hoffman
     -----------------------
     Eric J. Hoffman, an individual

Date:  May 3, 2010


Iron Eagle Group, Inc.

By:  /s/Jason M. Shapiro
     -----------------------
     Jason M. Shapiro
     Title:  Director

Date:  May 3, 2010

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